Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy Converts $4,416,825 in Current Demand Debt
into Equity and Long-Term Debt

HOUSTON, Texas and CALGARY, Alberta
(September 16, 2009) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that it has successfully negotiated four separate debt conversion transactions totaling $4.4 million dollars. Wescorp’s three major creditors, including Doug Biles, President and CEO, have agreed to restructure the debts owed to them by the Company. These conversions allow Wescorp to become more focused on its Water and Solids Remediation Units, which operate in the multi-billon dollar environmental remediation industry.

The first three transactions convert an aggregate $1,654,565 in current demand notes into long-term unsecured debt of the same amount. Under the new agreement, no interest or principal payments will be made for two years, the notes mature, allowing Wescorp to focus on remediation operations and additional revenue generation opportunities.

The fourth transaction result in $2.25 million in debt converted into 4.5 common shares of Wescorp at an exchange rate of $0.50 per share. These shares will be subject to resale restrictions for a minimum of one year. In addition, the debt holder has agreed to waive approximately $512,260 in interest payable on this note in exchange for 2.25 million restricted warrants Wescorp. These warrants have an exercise price of $1.00 per share and will be valid for a 3-year period.

“Wescorp’s management team believes these two events are significant in the Company’s progression toward near-term positive cash flow and a strengthening of its balance sheet,” commented Mark Norris, Chairman of Wescorp. “It is very encouraging to see two significant financial events happening parallel to our recent positive corporate development of a joint venture with Cancen Oil Canada Corporation. These two restructuring events, in addition to Cancen’s recently announced commitment to provide $1,000,000 of funding for the immediate construction of three Wescorp remediation units, improves Wescorp’s financial and operating positions in the market place. With the rapid deployment remediation units to Cancen’s western Canadian processing facilities and assuming Cancen’s and Wescorp’s ability to meet their anticipated schedule, Wescorp believes it will be cash flow positive in 2010.”

Wescorp Energy’s Remediation Technology

H2OMAXX is a commercially proven, safe, effective and economical process for cleaning and separating oil and solids from produced water using patented technology. Test results on the H2OMAXX unit have been shown to reduce the oil content in produced water to less than 0.001% or 10 parts per million oil allowing oil and gas operators to reduce, reuse, and recycle water.

The HCXT solids remediation unit is a commercially proven, safe, effective and economical process for the extraction and cleaning of hydrocarbon-laden sediments and solids. The technology uses biodegradable chemicals to separate heavy oil from solids including drilling cuttings and fine sands and clays from oil sand production.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in future.

Investor Relations contact:

Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.
JASON Roy: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL: 514 939-3989 OR 416 644-2020